Exhibit 99.1
Summary of Detroit Edison’s Rate Case Filing U-157681
January 27, 2009
Detroit Edison filed a general rate case yesterday with the Michigan Public Service Commission (MPSC). This document provides a summary of Detroit Edison’s filing. The full testimony of the filing will be available on the MPSC’s website (http//efile.mpsc.cis.state.mi.us/efile/) under case number U-15768.
Consistent with Michigan’s Public Act 286, we anticipate self-implementing a rate increase on or after July 26, 2009 with a Commission order expected by January 2010. We look forward to working through the elements of the filing with the MPSC, staff and other stakeholders.
Highlights of Detroit Edison’s Rate Filing
•	Test Year:

Detroit Edison’s rate case filing is based on a fully projected test year of July 2009 through June 2010.

•	Base Rates:

The table below shows the components of Detroit Edison’s rate filing.

	Amount
Item	($ millions)	Description
Sales	164	Forecasting a 4,400 GWh decline from the 53,600 GWh currently set in rates
Pension, OPEB, other benefit expense	83	Incorporates higher expenses from actual fund returns and change in discount rate
Uncollectible expense	30	Incorporates higher uncollectible expense (proposing a tracking mechanism)
Capital Structure	14	Filed for 11.5% ROE vs. current authorized 11%
Rate base	31	Working capital changes
Inflation	15	Half a year of inflation
Other O&M	41	Primarily incentive compensation

Total	$378

[1]	This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s and Detroit Edison’s 2007 Forms 10-K and their 2008 quarterly reports on Form 10-Q (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison that discuss important factors that could cause DTE Energy’s and Detroit Edison’s actual results to differ materially. DTE Energy and Detroit Edison expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

•	Revenue Decoupling:

As required by the MPSC in its 12/23/08 order in Detroit Edison’s prior rate case, the current filing includes a proposal for decoupling revenue from sales volume. We believe revenue decoupling will benefit customers by removing the disincentive for Detroit Edison to pursue additional energy efficiency programs. Detroit Edison’s filing calls for establishing a base point for weather-normalized sales, and then performing an annual reconciliation and refunding or surcharging customers if actual revenue differs from the revenue authorized in this case. Territory sales for the projected base period are forecasted to be 49,165 GWhs.

•	Rate Base and Rate of Return:

Detroit Edison is requesting a return on equity of 11.5% compared with its current authorized ROE of 11%. Detroit Edison’s weighted cost of capital is 7.26% after tax, 10.20% pre-tax. The company is requesting no change to its current permanent capital structure of approximately 49% equity and 51% long-term debt. The projected ending rate base for the test year is $9.8 billion, which includes an equity base of $3.9 billion.

•	Electric Choice Incentive Mechanism:

Detroit Edison proposes the continuation of the Choice Incentive Mechanism to address changes in customers participating in the Choice program. The base point would be 1,586 GWh of Choice sales, and the deadband would be plus or minus $8 million.

•	Uncollectible Expense Tracking Mechanism:

Detroit Edison is proposing the initiation of an uncollectible expense tracking mechanism identical in structure to the one currently in effect at MichCon. The base point for the tracking mechanism would be $87 million of expense, an increase of about $30 million from the level authorized in the Commission’s December 23, 2008 order. Detroit Edison is proposing annual true-ups of the tracking mechanism, and refunding or surcharging customers 90% of any difference between the base point and the actual uncollectible expense.

•	School Deskewing:

Detroit Edison is requesting recovery of lost revenue from PA 286’s requirement that schools’ rates were immediately reduced to their actual cost of service, while other customer classes are to be deskewed over a five year period.
For further information, please contact DTE Energy’s investor relations group at (313) 235-8030.

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